Exhibit 12(a)

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY

                                 (In Millions)

                                                         Three Months                        Year Ended December 31,
                                                             Ended          --------------------------------------------------------
                                                         March 31, 1994     1993         1992         1991         1990         1989
                                                         --------------     ----         ----         ----         ----         ----
Income before income taxes ...........................         $ 37         $154         $158         $164         $182         $140
                                                               ----         ----         ----         ----         ----         ----
Fixed Charges:
 Interest expense
  Xerox debt .........................................            1            4            2           --            2            6
  Other debt .........................................           51          205          210          200          205          197
                                                               ----         ----         ----         ----         ----         ----
    Total fixed charges ..............................           52          209          212          200          207          203
                                                               ----         ----         ----         ----         ----         ----
Earnings available for fixed charges .................         $ 89         $363         $370         $364         $389         $343
                                                               ====         ====         ====         ====         ====         ====
Ratio of earnings to fixed charges(1) ................         1.71         1.74         1.75         1.82         1.88         1.69

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(1)  The ratio of  earnings  to fixed  charges  has been  computed  based on the
     Company's continuing operations by dividing total earnings available for fixed charges by total fixed charges. Interest expense has been allocated to discontinued operations principally on the basis of the relative amount of gross assets of the discontinued operations. Management believes that this allocation method is reasonable in light of the amount of debt
     specifically   assigned  to  discontinued   operations.   The  discontinued
     operations consist of the Company's real-estate development and related financing operations and its third-party financing and leasing businesses.